Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 22, 2016, relating to the consolidated financial statements of SRC Energy Inc. and subsidiaries (formerly known as Synergy Resources Corporation) appearing in the Annual Report on Form 10-K of SRC Energy Inc. for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP

Denver, Colorado
July 31, 2018